Exhibit 5.1

[MCGUIREWOODS LLP LETTERHEAD]

June 4, 2013

Jacksonville Bancorp, Inc.

100 North Laura Street, Suite 1000

Jacksonville, Florida 32202

Re:	Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to Jacksonville Bancorp, Inc., a Florida corporation (the “Company”), in connection with the Registration Statement on Form S-1 (File No. 333-188146), as amended (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement includes a prospectus (the “Prospectus”) to be furnished to eligible shareholders of the Company in connection with the issuance by the Company to its eligible shareholders of non-transferable subscription rights (the “Subscription Rights”) entitling the holders thereof to purchase up to an aggregate of 10 million shares (the “Rights Shares”) of common stock, par value $0.01 per share, of the Company (the “Rights Offering”). The Registration Statement relates to (i) the Subscription Rights, (ii) the Rights Shares that may be issued and sold by the Company upon exercise of the Subscription Rights, and (iii) the public offer and sale of any Rights Shares not subscribed for in the Rights Offering (the “Unsubscribed Shares”). This opinion letter is being furnished in accordance with the requirements of Item 16 of Form S-1 and Item 601(b)(5)(i) of Regulation S-K promulgated under the Securities Act.

Documents Reviewed

In connection with this opinion letter, we have examined the following documents:

(a) the Registration Statement, including the exhibits being filed therewith and incorporated by reference therein from previous filings made by the Company with the SEC; and

(b) the Prospectus.

In addition we have examined and relied upon the following:

(i) a certificate from the secretary of the Company certifying, among other things, as to (A) true and correct copies of the Amended and Restated Articles of Incorporation of the Company, as amended, and Amended and Restated Bylaws of the Company, as amended,

Jacksonville Bancorp, Inc.

June 4, 2013

and (B) the resolutions of the Board of Directors of the Company or a duly authorized committee thereof authorizing the filing of the Registration Statement and approving the issuance of the Subscription Rights and the offer and sale of the Rights Shares and the Unsubscribed Shares; and

(ii) originals, or copies identified to our satisfaction as being true copies, of such other records, documents, certificates and instruments as we have deemed necessary for the purposes of this opinion letter.

“Applicable Law” means the laws of the State of Florida.

Assumptions Underlying Our Opinions

For all purposes of the opinions expressed herein, we have assumed, without independent investigation, the following:

(a) Factual Matters. To the extent that we have reviewed and relied upon (i) certificates and assurances of the Company or authorized representatives thereof and (ii) certificates and assurances from public officials, all of such certificates and assurances are accurate with regard to factual matters.

(b) Signatures and Legal Capacity. The signatures of individuals who have signed the documents submitted to us are genuine and (other than those of individuals signing on behalf of the Company) authorized, and the individuals signing such documents had the legal capacity to do so.

(c) Authentic and Conforming Documents. All documents submitted to us as originals are authentic, complete and accurate, and all documents submitted to us as copies conform to authentic original documents.

(d) No Mutual Mistake, Amendment, etc. There has not been, and will not be, any mutual mistake of fact, fraud, duress or undue influence in connection with the issuance of the Shares as contemplated by the Registration Statement, Prospectus and any supplements to the Prospectus.

Our Opinions

Based on and subject to the foregoing and the exclusions, qualifications, limitations and other assumptions set forth in this opinion letter, we are of the opinion that:

1. the Subscription Rights have been duly authorized and, when issued, will be valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, receivership or other laws relating to or affecting creditors’ rights generally, and to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity);

Jacksonville Bancorp, Inc.

June 4, 2013

2. the Rights Shares have been duly authorized and, when issued and delivered against payment therefor upon due exercise of Subscription Rights as contemplated in the Prospectus, the Rights Shares will be validly issued, and fully paid and nonassessable; and

3. the Unsubscribed Shares have been duly authorized and, when issued and delivered against payment therefor in accordance with the terms of the subscription agreements therefor and as contemplated in the Prospectus, the Unsubscribed Shares will be validly issued, and fully paid and nonassessable.

Qualification and Limitation Applicable to Our Opinions

The opinions set forth above are limited to the Applicable Law, and we do not express any opinion concerning any other law.

Miscellaneous

The foregoing opinions are being furnished only for the purpose referred to in the first paragraph of this opinion letter. We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement on or about the date hereof, to the incorporation by reference of this opinion of counsel into the Registration Statement and to the reference to our firm in the Prospectus under the caption “Legal Matters.” In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations of the SEC promulgated thereunder.

Very truly yours,

/s/ McGuireWoods LLP